Exhibit 10(b)

EXECUTION COPY

LADISH CO., INC.

FIRST AMENDMENT

DATED AS OF MAY 15, 2006

TO

Note Purchase Agreements dated as of July 20, 2001

Re:    7.17% Senior Notes, Series A, due July 20, 2008

TABLE OF CONTENTS

(Not a part of this First Amendment)

SCHEDULE I	—	Name of Holders and Principal Amount of Series A Notes
EXHIBIT A	—	Form of Opinion of Special Counsel for the Company

-i-

Dated as of
May 15, 2006

To each of the holders
listed in Schedule I to
this First Amendment

Ladies and Gentlemen:

        Reference is made to the separate Note Purchase Agreements, each dated as of July 20, 2001 (the “Note Purchase Agreements”), by and between Ladish Co., Inc., a Wisconsin corporation (the “Company”), and each of the purchasers of the $30,000,000 aggregate principal amount of 7.19% Senior Notes, Series A, due July 20, 2008 (the “Series A Notes”) of the Company issued pursuant thereto. Capitalized terms used in this First Amendment (this “First Amendment”) without definition shall have the meanings given such terms in the Note Purchase Agreements.

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company requests the amendment of certain provisions of the Notes and the Note Purchase Agreements as hereinafter provided.

        Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof and receipt by the Company of similar acceptances from the Required Holders, this First Amendment shall be effective, but only in the respects hereinafter set forth:

SECTION 1.	AMENDMENTS TO NOTE PURCHASE AGREEMENTS.

        Section 1.1.    Section 2 of the Note Purchase Agreements is hereby amended as of the date hereof by deleting the reference to “(the “Other Agreements”)” appearing therein and substituting the reference “(as amended, restated, supplemented or modified from time to time, the “Other Agreements”)” therefor.

        Section 1.2.    Section 8.1 of the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 8.1 Required Prepayments. On July 20, 2004 and on each July 20 thereafter to and including July 20, 2008 the Company will prepay $6,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon anypartial prepayment of the Series A Notes pursuant to Section 8.2 or purchase of the Series A Notes permitted by Section 8.5 the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment or purchase. The principal amount of the Series A Notes to be prepaid pursuant to this Section 8.1 shall be allocated among all of the Series A Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.”

Ladish Co., Inc.	First Amendment

        Section 1.3.    Section 8.2 of the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 8.2. Optional Prepayments with Make-Whole Amount. (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes of any Series, in an amount not less than 10% of the aggregate principal amount of the Notes of such Series then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes of such Series written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes of such Series a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Notwithstanding the foregoing, the Company may not prepay any Series of Notes pursuant to this Section 8.2 if a Default or Event of Default then exists or would exist after giving effect to such prepayment unless no other Notes (other than such Series of Notes to be prepaid) are outstanding at such time of prepayment or there is a prepayment pro rata to the holders of all Series of Notes at the time outstanding upon the same terms and conditions.

(b) In the event of an offer by the Company to prepay the Notes pursuant to Section 10.7(c)(y), such offer shall be given to each holder of Notes by written notice that shall be delivered not less than thirty (30) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to Section 10.7 and shall set forth (i) the proposed prepayment date (the “Proposed Prepayment Date”), (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the proposed prepayment for such holder’s Notes, including the principal amount together with accrued interest and the applicable Make-Whole Amount, if any (the “Proposed Prepayment”). Acceptance and rejection of such offer of prepayment shall be in accordance with Section 10.7(c)(y)(ii) and (iii). The Company shall prepay on the Proposed Prepayment Date the Proposed Prepayment of each of the Notes held by the holders who have accepted or are deemed to have accepted such offer of prepayment.”

Ladish Co., Inc.	First Amendment

        Section 1.4     Section 8.3 of the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 8.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of any Series pursuant to the provisions of Section 8.2(a), the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.”

        Section 1.5.     Section 8.4 of the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8 or pursuant to the provisions of any Terms Agreement with respect to any Series of Notes issued thereunder, the principal amount of each Note to be prepaid in accordance herewith or therewith, as the case may be, shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.”

        Section 1.6.     Section 8.6 of the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Section 8.6. Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Series A Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Series A Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Series A Note, the principal of such Series A Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Ladish Co., Inc.	First Amendment

“Discounted Value” means, with respect to the Called Principal of any Series A Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect-to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Series A Note, .50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1" (or such other display as may replace Page PX1) on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Series A Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Ladish Co., Inc.	First Amendment

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Series A Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Series A Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Series A Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.”

        Section 1.7.     Section 10.3 of the Note Purchase Agreements is hereby amended as of the date hereof by deleting paragraph (j) appearing therein and substituting the following paragraph (j) therefor:

“(j) other Liens not otherwise permitted by paragraphs (a) through (i) securing Indebtedness of the Company or a Subsidiary, provided that on the date the Company or such Subsidiary becomes liable with respect to any such Indebtedness in respect of such Liens and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness of the Company or any such Subsidiary, Priority Debt would not exceed 20% of Consolidated Adjusted Net Worth.”

        Section 1.8.     Section 13.4 of the Note Purchase Agreements is hereby amended as of the date hereof by deleting the period at the end of the first sentence appearing in clause (a) thereof and inserting in its place the following proviso:

“; provided, further, that if the purchasers of such additional Series of Notes have the benefit of any additional covenants or additional events of default (including covenants and/or events of default which are similar in structure to existing covenants and/or events of default and are more restrictive), then this Agreement shall be deemed amended to include such additional covenants and such additional events of default without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants and additional events of default shall inure to the benefit of all holders of Notes only so long as such additional Series of Notes remain outstanding and such additional covenants and additional events of default shall not impair or dilute the existing covenants or events of default set forth herein.”

Ladish Co., Inc.	First Amendment

        Section 1.9.     A new definition of “Agreement” is hereby added as of the date hereof to Exhibit B to the Note Purchase Agreements as follows:

“Agreement”means this Note Purchase Agreement dated as of July 20, 2001, between the Company and you, as amended, restated, supplemented or modified from time to time.

        Section 1.10.     The definition of “Consolidated Adjusted Net Worth” set forth on Exhibit B to the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Consolidated Adjusted Net Worth” means, as of the date of any determination thereof, stockholders’ equity of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP plus (but only to the extent each of the following would have otherwise reduced Consolidated Adjusted Net Worth) all amounts which would be eliminated as a result of FASB 106 relating to post-retirement benefits, LIFO reserve, and deferred income taxes on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.

        Section 1.11.     The definition of “Consolidated Liabilities” set forth on Exhibit B to the Note Purchase Agreements is hereby deleted in its entirety as of the date hereof.

        Section 1.12.     The definition of “Funded Debt” set forth on Exhibit B to the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Funded Debt” means all Indebtedness which would, in accordance with GAAP, constitute long-term debt, including: (a) any Indebtedness with a maturity of more than one year after the creation of such Indebtedness, (b) any debt outstanding under a revolving, credit or similar agreement providing for borrowings (and renewables and extensions thereof) which pursuant to its terms would constitute long-term Indebtedness in accordance with GAAP, (c) any Capital Lease Obligation and (d) any guarantee with respect to Funded Debt of another person. Notwithstanding anything to the contrary contained herein, any Indebtedness outstanding under a revolving credit or similar agreement providing for borrowings which is paid down for a period of 30 consecutive days during the 12-month period immediately preceding the date of determination (and not merely refinanced with a short-term credit facility) will not be deemed to constitute Funded Debt.

Ladish Co., Inc.	First Amendment

        Section 1.13.     The definition of “Make-Whole Amount” set forth on Exhibit B to the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Make-Whole Amount”is defined in Section 8.6 for the Series A Notes and, in connection with each other Series of Notes, the make-whole, breakage or other amount provided for in the respective Terms Agreement in respect of such other Series of Notes.

        Section 1.14.     The definition of “Priority Debt” set forth on Exhibit B to the Note Purchase Agreements is hereby amended and restated in its entirety as of the date hereof as follows:

“Priority Debt” means, without duplication, the sum of (a) all Indebtedness of the Company or any Subsidiary secured by a Lien not otherwise permitted by clauses (a) through (i) of Section 10.3 and (b) all other Indebtedness of Subsidiaries.

        Section 1.15.     A new definition of “Terms Agreement” is hereby added in alphabetical order to Exhibit B to the Note Purchase Agreement as of the date hereof as follows:

“Terms Agreement” means any terms agreement entered into supplementing this Agreement as contemplated by Section 13.4(b).

SECTION 2.	CONDITIONS PRECEDENT.

        This First Amendment shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied:

(a) Each holder shall have received this First Amendment, duly executed by the Company.

(b) Each holder of Series A Notes shall have consented to this First Amendment as evidenced by their execution thereof.

(c) The representations and warranties of the Company set forth in Section 3 hereof shall be true and correct as of the date of the execution and delivery of this First Amendment.

(d) Any consents or approvals from any holder or holders of any outstanding security or indebtedness of the Company and any amendments of agreements pursuant to which any securities or indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to the holders and their special counsel.

Ladish Co., Inc.	First Amendment

(e) All corporate and other proceedings in connection with the transactions contemplated by this First Amendment and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

(f) Each holder shall have received such certificates of officers of the Company as it may reasonably request with respect to this First Amendment and the transactions contemplated hereby.

(g) Each holder shall have received opinions in form and substance satisfactory to them, dated the date of this First Amendment, from Foley & Lardner LLP, special counsel for the Company, covering the matters set forth in Exhibit A, and covering such other matters incident to the transactions contemplated hereby as the holders or their counsel may reasonably request.

(h) The Company shall have paid the fees and disbursements of the holders’ special counsel, Chapman and Cutler LLP, incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this First Amendment.

SECTION 3.	REPRESENTATIONS AND WARRANTIES.

        The Company hereby represents and warrants that as of the date hereof and as of the date of execution and delivery of this First Amendment:

(a) The Company is duly incorporated, validly existing and in active status under the laws of its jurisdiction of incorporation.

(b) This First Amendment, the Note Purchase Agreements, as amended hereby, and the transactions contemplated hereby are within the corporate power of the Company, have been duly authorized by all necessary corporate action on the part of the Company, and this First Amendment and the Note Purchase Agreements, as amended hereby, have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

(c) Immediately prior to and after giving effect to this First Amendment, there are no Defaults or Events of Default under the Note Purchase Agreements, as amended hereby.

(d) The execution, delivery and performance of this First Amendment and the Note Purchase Agreements, as amended hereby, by the Company does not and will not result in a violation of or default under (i) the articles of incorporation or bylaws of the Company, (ii) any agreement to which the Company is a party or by which it is bound or to which the Company or any of its properties is subject, (iii) any order, writ, injunction or decree binding on the Company, or (D) any statute, regulation, rule or other law applicable to the Company.

Ladish Co., Inc.	First Amendment

(e) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this First Amendment and the Note Purchase Agreements, as amended hereby.

(f) The Company has not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any indebtedness or permanently reduced any borrowing capacity, in each case, in connection with the obtaining of any consents or approvals of any Person in connection with the transactions contemplated hereby.

(g) Other than this First Amendment, there are no other amendments, modifications, supplements or waivers to the Note Purchase Agreement or the Series A Notes.

SECTION 4.	MISCELLANEOUS.

    Section 4.1.     Except as amended herein, all terms and provisions of the Note Purchase Agreements, the Series A Notes and related agreements and instruments are hereby ratified, confirmed and approved in all respects.

    Section 4.2.     Each reference in the Note Purchase Agreements to “this Agreement,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Note Purchase Agreements or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Note Purchase Agreement, as amended hereby.

    Section 4.3.     This First Amendment shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

    Section 4.4.     This First Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All representations, warranties and covenants made by the Company herein shall survive the closing and the delivery of this First Amendment.

    Section 4.5.     This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same First Amendment. Delivery of an executed counterpart of this First Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this First Amendment.

[Signature Page Follows]

Ladish Co., Inc.	First Amendment

        The execution hereof by the holders shall constitute a contract among the Company and the holders for the uses and purposes hereinabove set forth.

LADISH CO., INC.
By: /s/ Wayne E. Larsen
Name: Wayne E. Larsen
Title: Vice President & Secretary

Ladish Co., Inc.	First Amendment

        This foregoing First Amendment is hereby accepted and agreed to as of the date aforesaid. The execution by each holder listed below shall constitute its respective several and not joint confirmation that it is the owner and holder of the Notes set opposite its name on Schedule I hereto.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Babson Capital Management LLC,
as Investment Adviser
By: /s/ Elisabeth A. Perenick
Name: Elisabeth A. Perenick
Title: Managing Director
C.M. LIFE INSURANCE COMPANY
By: Babson Capital Management LLC,
as Investment Sub-Adviser
By: /s/ Elisabeth A. Perenick
Name: Elisabeth A. Perenick
Title: Managing Director
MASSMUTUAL ASIA LIMITED
By: Babson Capital Management LLC,
as Investment Adviser
By: /s/ Elisabeth A. Perenick
Name: Elisabeth A. Perenick
Title: Managing Director

Ladish Co., Inc.	First Amendment

NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
NATIONWIDE LIFE INSURANCE COMPANY
By: /s/ Joseph P. Young
Joseph P. Young
Authorized Signatory

Ladish Co., Inc.	First Amendment

THE CANADA LIFE ASSURANCE COMPANY
By: /s/ Eve Hampton
Name: Eve Hampton
Title: V.P., Investments, U.S. Operations
By: B. G. Masters
Name: B. G. Masters
Title: A.V.P., Investments, U.S. Operations
CANADA LIFE INSURANCE COMPANY OF AMERICA
By: /s/ Eve Hampton
Name: Eve Hampton
Title: V.P., Investments, CLICA
By: /s/ B. G. Masters
Name: B. G. Masters
Title: Ass't. V.P., Investments, CLICA
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
By: /s/ Eve Hampton
Name: Eve Hampton
Title: Vice President, Investments
By: /s/ B. G. Masters
Name: B. G. Masters
Title: Ass't. Vice President, Investments

NAME OF HOLDER	OUTSTANDING PRINCIPAL AMOUNT OF SERIES A NOTES HELD AS OF MAY 15, 2006
Massachusetts Mutual Life Insurance Company	$7,950,000

C. M. Life Insurance Company	$900,000

MassMutual Asia Limited	$150,000

Nationwide Life and Annuity Insurance Company	$1,800,000

Nationwide Life Insurance Company	$4,200,000

Canada Life Insurance Company of America	$600,000

The Canada Life Assurance Company	$780,000

Great-West Life & Annuity Insurance Company	$1,620,000

TOTAL	$18,000,000

SCHEDULE I
(to First Amendment)

DESCRIPTION OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY

        The opinion of Foley & Lardner LLP, special counsel for the Company, which is called for by Section 2(g) of the First Amendment, shall be dated the date of the First Amendment and addressed to the holders, shall be satisfactory in scope and form to the holders and shall be to the effect that:

       1.     The Company is a corporation, validly existing and in active status under the laws of the State of Wisconsin, has the corporate power and the corporate authority to execute, deliver and perform the First Amendment.

       2.     The First Amendment has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

       3.     The execution, delivery and performance by the Company of the First Amendment does not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to (a) the provisions of the Articles of Incorporation or Bylaws of the Company, (b) any agreement or other instrument known to us to which the Company is a party or by which the Company may be bound, (c) any Wisconsin or federal law, statute or regulation or (d) any order, judgment, decree or ruling known to us of any court, arbitrator or Governmental Authority applicable to the Company.

       4.     To the best of our knowledge, there are no proceedings pending or threatened against or affecting the Company in any court or before any Governmental Authority which, if adversely determined, could reasonably be expected individually or in the aggregate to have a Material Adverse Effect on the Company’s ability to perform its obligations under the First Amendment or the validity or enforceability of the First Amendment.

       5.     There are no Wisconsin or United States Federal governmental or regulatory consents, approvals, authorizations, filings or registrations required by the Company in connection with the execution, delivery and performance of the First Amendment.

EXHIBIT A
(to First Amendment)

        The opinion of the Foley & Lardner LLP shall cover such other matters relating to the First Amendment as the holders may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

A-2